Exhibit 99.1

Cirrus Logic Announces New $80 Million Share Repurchase Program

Company Completes Previously Announced $20 Million Repurchase Program

AUSTIN, Texas--(BUSINESS WIRE)--November 4, 2010--Cirrus Logic, Inc. (Nasdaq: CRUS) announced that it has completed the repurchase of approximately 1.5 million shares of the company’s stock at an average price of $12.96, pursuant to the $20 million share repurchase program authorized by the Cirrus Logic Board of Directors in January 2009. In addition, the company announced that the Board has authorized a share repurchase program of up to an additional $80 million. The repurchases will be funded from existing cash and will be effected from time to time in accordance with applicable securities laws through the open market or in privately negotiated transactions. The timing of the repurchases and the actual amount purchased will depend on a variety of factors including the market price of the company’s shares, general market and economic conditions, and other corporate considerations.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com